Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK APPOINTS JOSEPH McGRATH TO BOARD OF DIRECTORS

SPARKS, MD, OCTOBER 26 - - - McCormick & Company, Incorporated (NYSE:MKC) today announced that Joseph W. McGrath, President and Chief Executive Officer of Unisys Corporation, has been appointed to the Board of Directors of McCormick, effective November 27, 2007.

Mr. McGrath has been a senior executive of Unisys Corporation since 1999 and its President and Chief Executive Officer since January 1, 2005.  Prior to becoming CEO, he served as President and Chief Operating Officer; Executive Vice President and President of Unisys Enterprise Transformation Services; and Senior Vice President of Sales and Chief Marketing Officer.  Prior to joining Unisys, Mr. McGrath was a senior executive at Xerox Corporation and the Gartner Group.

Mr. McGrath is a member of The Business Roundtable, the Technology CEO Council, and the G100.  He also serves on the Professional Advisory Board for the Rutgers University Center for Global Change and Governance.

Commented Robert J. Lawless, Chairman and CEO of McCormick, “We are very pleased to welcome Mr. McGrath to our Board.  He not only has several years of senior leadership experience with major multinational companies, but he also brings a wealth of knowledge about information technology.  His global perspective and his insight on information technology issues will be invaluable to McCormick and its stockholders.”

About McCormick and Co., Inc.

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food manufacturers as well as to retail outlets.

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For information contact:

Corporate Communications:	Investor Relations:
John McCormick	Joyce Brooks
(410) 771-7110	(410) 771-7244
John_mccormick@mccormick.com	joyce_brooks@mccormick.com

10/2007